Exhibit 5.1

80 E. 1ST Ave. P. O. Box 850 Afton, WY 83110 307-885-7745 221 East 21st Street P.O. Box 1557 Cheyenne, Wyoming 82003 307-638-7745	Henry F. Bailey, Jr. Lance T. Harmon* Wallace L. Stock Dale W. Cottam** Douglas W. Bailey* Ronald J. Lopez Andrew Bailey *Also licensed in Colorado

May 19, 2020

ShiftPixy, Inc.

1 Venture Suite 150

Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel to ShiftPixy, Inc., a Wyoming corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-237457) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of (i) up to 1,587,301 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase up to 793,650 shares of Common Stock (the “Common Warrants”), (iii) pre-funded warrants to purchase up to 1,587,301 shares of Common Stock (the “Pre-Funded Warrants”), (iv) warrants to be issued to A.G.P./Alliance Global Partners (the “Representative”) as underwriter compensation to purchase up to 79,365 shares of Common Stock (the “Underwriter Warrants”; together with the Common Warrants and the Pre-Funded Warrants, the “Warrants”), and (v) the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Warrant Shares”; together with the Shares and the Warrants, the “Securities”). The Securities will be sold pursuant to an underwriting agreement (the “Agreement”) between the Company and the Representative.

In connection with this opinion, we have:

(i)	examined and relied upon: (A) the Registration Statement and Prospectus, (B) the form of Common Warrant to be filed as an exhibit to the Registration Statement, (C) the form of Pre-Funded Warrant to be filed as an exhibit to the Registration Statement, (D) the form of Underwriter Warrant to be filed as an exhibit to the Registration Statement, (E) the Company’s Articles of Incorporation and Bylaws, as currently in effect, (F) the Agreement, and (G) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and

(ii)	assumed that the Securities to be sold to the underwriters by the Company will be sold at a price and on terms established by the Board of Directors of the in accordance with the Wyoming Business Corporation Act. As to certain factual matters, we have relied upon representations of an officer of the Company and have not independently verified such matters.

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In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on signed documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof (except we have not made such assumption with respect to the Company).

Our opinion herein is expressed solely with respect to the general corporate law of the State of Wyoming and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of Wyoming. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and provide no assurance as to compliance with any federal or state securities law, rule or regulation. With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)	Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)	Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)	We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)	We express no opinion as to whether a state court outside of the State of Wyoming or a federal court of the United States would give effect to the choice of Wyoming law provided for in the Warrants.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

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On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

(i)	the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable;

(ii)	provided that the Common Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Common Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company,

(iii)	provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Pre-Funded Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company,

(iv)	provided that the Underwriter Warrants have been duly executed and delivered by the Company and duly delivered to the Representative in accordance with the Agreement, the Underwriter Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, and

(v)	the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BAILEY | STOCK | HARMON | COTTAM | LOPEZ LLP

/s/ Dale W. Cottam

Dale W. Cottam

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